Exhibit 10.7

SANOMEDICS INTERNATIONAL HOLDINGS INC.

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the "Agreement"), dated as of April 2, 2009, by and between SANOMEDlCS INTERNATIONAL HOLDINGS INC. (the "Company"), a Delaware corporation and Craig Sizer (the "Grantee").

In accordance with an agreement with the Company, the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase all or any part of an aggregate of Five Million (5,000,000) shares of the Common Stock, $0.001 par value per share (the "Shares") of the Company.

To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

1.       Confirmation of Grant.   The Company hereby evidences and confirms its grant of the Option to the Grantee as of the date of this Agreement. The Option is a nonqualified stock option which is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.       Number of Shares.   This Option shall be for an aggregate of Five Million (5,000,000) Shares.

3.       Exercise Price.   The exercise price shall be $0.05 per share (the "Exercise Price").

4.      Term and Exercisability of the Option.   The Option shall expire on December 31, 2013, and may be exercised at any time subject to the terms and conditions set forth herein. As of the date hereof, the Option is exercisable for up to 100% of the total number of Shares subject to this Option.

Notwithstanding the foregoing provisions of this Paragraph 4, (i) any portion of the Option which is not otherwise exercisable at the time that Grantee shall cease to be a consultant (or employee) to the Company shall not become exercisable, and (ii) no exercise shall be effective to the extent it would require the delivery of fractional Shares.

5.       Exercise of Option. On or after the date any portion of the Option becomes exercisable, but prior to the expiration of the Option in accordance with Paragraph 4 above, the portion of the Option which has become exercisable may be exercised in whole or in part by the Grantee (or his or her permitted successor) upon delivery of the following to the Board of Directors of the Company (the "Board"):

          (a)     a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased;

          (b)     cash (or other consideration acceptable to the Board, in its sole discretion) in an amount (or, in the case of other consideration, having a combined value) equal to the aggregate Exercise Price of the Shares then being purchased;

          (c)     additional cash or, if acceptable to the Board, in its sole discretion, Shares previously owned by the Grantee (or, if acceptable to the Company, in a combination of both) in an amount or having a combined value equal to the amount reasonably requested by the Board to satisfy the Company's withholding obligations, if any, under federal, state or other applicable tax laws with respect to any taxable income recognized by the Grantee in connection with the exercise of this Option (unless the Board and Grantee shall have made other arrangements for deductions or withholding from Grantee's wages, bonus or other compensation payable to Grantee, or by the withholding of Shares issuable upon exercise of this Option, provided such arrangements satisfy the requirements ofapplicable law); and

          (d)     a letter, if requested by the Board, in such form and substance as the Board may require, in its sole discretion, setting forth the investment intent of the Grantee, or his or her permitted successor, as the case may be.

Notwithstanding the foregoing, the Grantee (or any permitted successor) shall take whatever additional actions, including, without limitation, the furnishing of an opinion of counsel, and execute whatever additional documents the Board may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by the Plan, this Agreement or applicable law.

Notwithstanding anything contained herein to the contrary, in lieu of payment in cash of the Exercise Price, the Grantee may exercise the Option, in whole or in part, by presentation and surrender of the Option to the Company, together with a Cashless Exercise Form attached hereto as Annex 1(or a reasonable facsimile thereof) duly executed (a "Cashless Exercise"). Acceptance by the Company of such presentation and surrender shall be deemed a waiver of the Grantee's obligation to pay all or any portion of the Exercise Price, as the case may be. In the event of a Cashless Exercise, the Grantee shall exchange the Option for that number of shares of Common Stock determined by multiplying the number of shares of Common Stock for which the Option is being exercised by a fraction, the numerator of which shall be the difference between the then Current Market Price (as defined herein) per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then Current Market Price per share of Common Stock. For purposes of any computation under this Paragraph 5, the then Current Market Price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices of the Common Stock for the fifteen (15) consecutive trading days preceding the date of acceptance of the Cashless Exercise by the Company on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the last reported sales prices as included for quotation on Nasdaq, or if not included for quotation on Nasdaq, the average of the highest reported bid and lowest reported asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, or if not then publicly traded, the fair market price of the Common Stock as determined by the Board.

Upon satisfaction of the conditions and requirements of Paragraph 5 hereof, the Company shall deliver to Grantee (or his or her permitted successor) a certificate or certificates for the number of Shares in respect of which the Option shall have been exercised (less any Shares withheld pursuant to clause (c) of this Paragraph 5).

6.       Limitation Upon Transfer.   This Option and all rights granted hereunder shall not be transferred by the Grantee, other than by will or by the laws of descent and distribution, shall not be assigned, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Option, other than by will or by the laws of descent and distribution, or to assign, pledge or hypothecate or otherwise dispose of this Option or of any rights granted hereunder contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void. The Option shall be exercised during the Grantee's lifetime only by the Grantee or by the grantee's legal representative.

7.       Termination of Consultant/Employee; Effect of Termination for Cause.; Effective Breach of other Agreements.  (a)     If the Grantee ceases to be a consultant (or employee) to the Company, the Option, to the extent then exercisable, shall remain exercisable for a period of ninety (90) days following the date that the Grantee ceases to be a consultant (or employee); provided, however, that no part of the Option shall be exercisable after the expiration of the Option pursuant to Paragraph 4 hereof. Notwithstanding the foregoing, the Grantee hereby acknowledges and agrees that all or part of the Option granted hereunder may be forfeited upon the date that Grantee shall cease to be a consultant (or employee) to the Company if the Board determines that the Grantee no longer acts as a consultant (or employee) to the Company as a result of Grantee's fraud, gross negligence, or willful misfeasance in connection with the rendition and performance of consulting services. The Board shall have the power to determine, in its sole discretion, what constitutes fraud, gross negligence, and willful misfeasance, whether the Grantee has committed such fraud, gross negligence, or willful misfeasance in connection with the rendition and performance ofconsulting services (or employee services), and the date as of which any such forfeiture occurs.

          (b)   In addition, the Grantee hereby acknowledges and agrees that all or part of the Option granted hereunder may be forfeited upon the determination by the Board that the Grantee has violated any provision of a confidentiality or non-disclosure agreement. The Board shall have the power to determine, in its sole discretion, what constitutes a breach of a confidentiality or non-disclosure agreement, whether the Grantee has breached such an agreement and the date upon which such breach occurs.

8.       Effect of Termination or Amendment of Plan.   No suspension, termination, modification, or amendment of the Plan or this Agreement may, without the express written consent of the Grantee, adversely affect the rights of the Grantee under this Option.

9.       No Limitation on Rights of the Company.   The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

10.     Rights as a Shareholder.   The Grantee shall have the rights of a shareholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

11.     Compliance with Applicable Law.   Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares pursuant to the exercise of the Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

12.     No Obligation to Exercise Option.   The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

13.     Agreement Not a Contract of Employment or Other Relationship.   This Agreement is not a contract of employment or other relationship, and the terms that Grantee acts as a consultant (or employee) or any other relationship of the Grantee with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for continuation as a consultant (or employee) of the Company or for the continuation of any other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to treat the Grantee without regard to the effect which such treatment might have upon him or her as a Grantee.

14.     Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

15.     Governing Law.   Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

16.     Receipt of Plan.   Grantee acknowledges receipt of a copy of the Plan, and represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of this Agreement and of the Plan. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement or the Plan.

17.     Definitions.   All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the date written above.

SANOMEDICS INTERNATIONAL
HOLDINGS INC.

	By:	Board of Directors of Sanomedics
International Holdings Inc.

/s/	/s/ Keith Houlihan
Witness	Name:	Keith Houlihan
	Title:	President, Chairman

Schedule to Exhibit 10.7

This form of Option Agreement was used to grant the following additional options:

Date	Optionee	Number of Options

April 2, 2009	Keith Houlihan	5,000,000

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